EXHIBIT 23.2

Consent of Independent Accountants

The Board of Directors

Metaldyne Performance Group Inc.:

We consent to the use of our report dated April 30, 2013, with respect to the consolidated financial statements of MD Investors Corporation which comprise the consolidated statements of operations, comprehensive income, shareholders’ equity (deficit), and cash flows for the period from January 1, 2012 through December 17, 2012 and the year ended December 31, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Detroit, Michigan

December 4, 2014